ENDORSEMENT TO YOUR CREF GROUP SUPPLEMENTAL
RETIREMENT UNIT-ANNUITY CERTIFICATE PAGE 2 OF 2





                        COLLEGE RETIREMENT EQUITIES FUND
                                     (CREF)
                 730 Third Avenue, New York, New York 10017-3206

   ENDORSEMENT TO CREF GROUP SUPPLEMENTAL RETIREMENT UNIT-ANNUITY CERTIFICATE

                        Effective Date: [________, 1993]


This endorsement is part of your agreement with CREF, which also includes any prior endorsements. The purpose of an endorsement is to make changes to the provisions of your certificate. Please read this endorsement, then attach it to your certificate.


A new option is added to the INCOME OPTIONS provision:

         MINIMUM DISTRIBUTION ANNUITY. This Income Option is designed to enable you to meet the minimum distribution requirements under federal tax law. A payment will be made to you each year until your Accumulation is entirely paid out, or until your prior death. If required to meet the minimum distribution requirements, an initial payment will be made on the Annuity Starting Date, generally on or before the April 1 following the calendar year in which you reach age 70 1/2. This option may not provide a lifetime income in all situations.
                  If you die before the Accumulation has been entirely paid out, a death benefit equal to the remaining Accumulation will be paid to the Beneficiary you name when electing this option.
                  This option is only available when you must begin receiving income in order to avoid penalties under federal tax law.


A new method is added to the METHODS OF PAYMENT of the DEATH BENEFIT provision:

         MINIMUM DISTRIBUTION ANNUITY. This Method of Payment is designed to enable your Beneficiary to meet the minimum distribution requirements under federal tax law. A payment will be made for each year that a distribution is required until your Accumulation is entirely paid out, or until the prior death of your Beneficiary. This method may not provide a lifetime income in all situations.
                  If your Beneficiary dies before your Accumulation has been entirely paid out, the remaining accumulation will be paid in one sum to the payee named to receive it.

The portion of the TRANSFERS provision relating to frequency of transfers is modified to read as follows:

         CREF may limit Transfers from each Account to not more than one in each calendar quarter.

                                                        /s/John H. Biggs
                                                        ----------------
                                                           CHAIRMAN AND
                                                     CHIEF EXECUTIVE OFFICER